Exhibit 99.2

ARTIUS II ACQUISITION INC.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

As adopted on [•], 2024

The following Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Artius II Acquisition Inc., a Cayman Islands exempted company (the “Company”) on the date indicated above.

1.	Members. The Board shall appoint the members of the Compensation Committee (the “Committee”). The Committee shall be comprised of at least two “independent” directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the United States Securities and Exchange Commission (“SEC”), the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading (including, without limitation, the NASDAQ Capital Market) (the “Principal Market”), or any other applicable laws or regulations. The term “independent director” means a director who (i) meets the definition of “independence” under the rules and regulations of the SEC and the Principal Market, (ii) is a “non-employee director” within the meaning of Rule 16b-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) is an “outside director” under the regulations promulgated under Section 162(m) of the United States Internal Revenue Code of 1986, as amended. Each appointed member of the Committee may be removed by the Board at any time, with or without cause. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote. Each Committee member shall have one vote.

2.	Purpose. In addition to such other duties as may be assigned to the Committee by the Board from time to time, the purpose of the Committee is to represent and assist the Board in (a) discharging its responsibilities for approving and evaluating the officer compensation plans, policies and programs of the Company, (b) reviewing and making recommendations to the Board regarding the compensation to be provided to the Company’s employees and directors, and (c) administering the equity compensation plans of the Company. The Committee shall ensure that the Company’s compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders.

3.	Duties and Responsibilities. The Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC or any applicable Principal Market or any other applicable laws or regulations:

(a)

Determine, in executive session, the compensation for the Company’s Chief Executive Officer or President, if such person is acting as the chief executive officer of the Company (“CEO”).

(b)

Review and determine the compensation of the executive officers of the Company other than the CEO based upon the recommendation of the CEO and such other customary factors that the Committee deems necessary or appropriate.

(c)

Recommend awards and/or bonuses to be granted to Section 16 officers of the Company under the Company’s equity plans and other compensation or benefit plans or policies as approved by the Board or the Committee.

(d)

Approve the overall amount or percentage of plan and/or bonus awards to be granted to all Company employees and delegate to the Company’s executive management the right and power to specifically grant such awards to each Company employee within the aggregate limits and parameters set by the Committee.

(e)

Review and approve the design of other benefit plans pertaining to executives and employees of the Company.

(f)

Approve such reports on compensation as are necessary for filing with the SEC and other government bodies.

(g)

Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Exchange Act.

(h)

Approve the amendment or modification of any compensation or benefit plan pertaining to executives or employees of the Company that does not require shareholder approval.

(i)

Review and recommend to the Board the adoption of or changes to the compensation of the Company’s independent directors.

(j)

Retain (at the Company’s expense) outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority.

(k)

Make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters as may be raised with the Committee.

(l)

Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

(m)

Review the form, terms and provisions of employment and similar agreements with the Company’s Section 16 officers and any amendments thereto.

(n)

Review and approve on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation.

(o)

Evaluate the Company’s Chief Executive Officer’s performance in light of such goals and objectives.

(p)

Assist management in complying with the Company’s proxy statement and annual report disclosure requirements.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. To the extent that the Company’s securities are not listed or quoted on a Principal Market, the Committee shall determine which of the aforementioned duties and responsibilities it shall undertake or shall be applicable to the Committee.

4.	Meetings; Reports. The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee members determine; provided, that the CEO may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs. Face to face meetings shall be encouraged at least twice each year. The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee. Minutes will be kept of each meeting of the Committee. The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board. The Committee shall also make reports and recommendations to the Board within the scope of its functions. Without a meeting, the Committee may act by unanimous written resolution of all members.

5.	The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Committee shall consider the independence of each such adviser by taking into account the following factors and any other factors required by the Principal Market or the SEC and corresponding rules that may be amended from time to time, including any exceptions permitted by such rules:

(a)

the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser (the “Advisory Firm”);

(b)

the amount of fees received from the Company by the Advisory Firm, as a percentage of the total revenue of the Advisory Firm;

(c)

the policies and procedures of the Advisory Firm or other adviser that are designed to prevent conflicts of interest;

(d)

any business or personal relationship of the compensation consultant, legal counsel or adviser with a member of the Committee;

(e)

any shares of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f)

any business or personal relationship of the compensation consultant, legal counsel, other adviser or the Advisory Firm with an executive officer of the Company.

6.	Review of Charter. The Committee shall review this Charter at least annually and recommend any changes thereto to the Board.

7.	Self Assessment. The Committee will annually evaluate the Committee’s own performance and report that it has done so to the Board.

8.	Delegation by Committee. The Committee may delegate authority consistent with this Charter to one or more Committee members or subcommittees comprised of one or more Committee members when appropriate. Any such member, members or subcommittee shall be subject to this Charter. The decisions of any such member, members or subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

9.	Amendment. Any amendment or other modification of this Charter shall be made and approved by the full Board.

10.	Disclosure of Charter. If required by the rules of the SEC or any Principal Market, this Charter, as amended from time to time, shall be made available to the public on the Company’s website or otherwise.

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